As filed with the Securities and Exchange Commission on November 15, 2024.
Registration No. 333-270332
Registration No. 333-228170

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270332
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-228170
UNDER THE SECURITIES ACT OF 1933

Axonics, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	45-4744083
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)
26 Technology Drive
Irvine, California 92618
(Address of Principal Executive Office)
Axonics Modulation Technologies, Inc. 2014 Stock Incentive Plan
Axonics Modulation Technologies, Inc. 2018 Omnibus Incentive Plan
(Full title of plans)

Vance R. Brown
Vice President, General Counsel and Secretary
Axonics, Inc.
26 Technology Drive
Irvine, California 92618
(949) 396-6322
(Name, address and telephone number, including area code, of agent for service)
Copies to:

Clare O’Brien Richard Alsop Derrick Lott Allen Overy Shearman Sterling US LLP 599 Lexington Avenue New York, New York 10022-6069 Telephone: (212) 848-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by Axonics, Inc. (f/k/a Axonics Modulations Technologies, Inc.) (“Axonics” or the “Registrant”) and are filed to deregister any and all securities of the Registrant registered but unsold or otherwise unissued under each such Registration Statement as of the effectiveness of the Merger (as defined below) on November 15, 2024:
•Registration Statement on Form S-8 (File No. 333-270332), registering 2,500,000 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”) reserved for issuance under the Axonics Modulation Technologies, Inc. 2018 Omnibus Incentive Plan (“2018 Plan”), filed with the SEC on March 7, 2023; and
•Registration Statement on Form S-8 (File No. 333-228170), registering (i) 1,417,979 shares of Common Stock, subject to outstanding stock option awards under the Axonics Modulation Technologies, Inc. 2014 Stock Incentive Plan and (ii) 4,540,019 shares of Common Stock reserved for issuance under the 2018 Plan, filed with the SEC on November 5, 2018.
On November 15, 2024, pursuant to that certain Agreement and Plan of Merger, dated as of January 8, 2024 (the “Merger Agreement”), by and among Axonics, Boston Scientific Corporation, a Delaware corporation (“Parent”), and Sadie Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into Axonics, with Axonics surviving as a wholly-owned subsidiary of Parent (the “Merger”).
As a result of the Merger and the other transactions contemplated by the Merger Agreement, Axonics has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by Axonics in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, by filing these Post-Effective Amendments, Axonics hereby removes from registration all securities registered but unsold or otherwise unissued under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and Axonics hereby terminates the effectiveness of the Registration Statements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, State of Massachusetts, on November 15, 2024.

AXONICS, INC.
By:	/s/ Susan Thompson
Name:	Susan Thompson
Title:	Vice President and
Assistant Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.